Exhibit 99.2

SCRIPT FOR THE REDDY ICE HOLDINGS, INC.
First Quarter 2005 Earnings Conference Call
May 16, 2005, 2:00 p.m. EDT

Lisa Elliott - DRG&E:

Good morning, everyone.  We appreciate your joining us for the Reddy Ice presentation of first quarter 2005 results.

Before I turn the call over to management, I have a few items to go over.  To receive future Reddy Ice press releases via fax or email, or if you experienced a technical problem and didn’t receive yours, please call the office of DRG&E and we’ll be glad to help you.  That number is 713-529-6600.

If you would like to hear a replay of today’s call, you can do so for the next 7 days, 24 hours a day by dialing 303-590-3000 and entering pass code 11030616#.

On February 11, 2004, the Company filed a registration statement with the Securities & Exchange Commission for a proposed initial public offering of its common stock.  This registration statement was amended on April 5, 2005.  Due to quiet period restrictions related to the IPO process, management’s comments this morning will address historical results only – no new forward-looking information or guidance will be discussed.  Furthermore, this call will not contain a question and answer session, it will consist of management comments only.

Now I’d like to turn the call over to Mr. Bill Brick, Reddy Ice’s Chairman and Chief Executive Officer.  Bill?

Bill Brick – Chairman and Chief Executive Officer:

Thanks, Lisa.

Good morning everyone and thank you for joining us for this presentation.  As Lisa noted, the purpose of this call is to review the first quarter 2005 results.

The results for the first quarter of 2005, including the performance of our acquired operations, were inside our range of expectations, although we experienced certain challenges.  Revenues for the quarter were $39.2 million, approximately $1.9 million above last year’s first quarter.  The increased revenue was driven primarily by acquired operations, changes in the terms under which we do business with our distributors and higher average pricing.   Offsetting these increases were ice volume decreases, primarily due to unfavorable weather in March of this year as compared with last year, and volume decreases in our cold storage operations.  EBITDA as adjusted, referred to as EBITDA, of negative $1.3 million was $1.9 million below last year’s EBITDA of $0.6 million.  The primary drivers for the EBITDA decline were an additional $0.3 million of non-cash stock compensation expense, $0.2 million of bad debt expense related to the Winn-Dixie bankruptcy, additional health insurance costs of approximately $0.8 million and lower EBITDA in our cold storage operations.

During the first quarter, and thus far in the second quarter, we have not completed any acquisitions.   We continue to monitor and discuss additional small tuck-in acquisitions as they have proven to enhance our operations and free cash flow.

At this point, I’ll turn the call over to Steve Janusek, our Chief Financial Officer, for a more detailed review of our results and then I will close with some final comments.

Steve…

Steve Janusek – Chief Financial Officer:

Thanks, Bill.  Good morning.  Let me provide some additional detail regarding the first quarter:

Revenues were $39.2 million vs. $37.4 million in last year’s first quarter.  Revenues were up approximately $1.0 million due to the 2004 acquisitions.  Additionally volumes were down slightly in our core ice operations, which were offset by slightly higher average selling prices, for a net increase of approximately $0.4 million.  Revenues in our non-ice operations were down $0.5 million, primarily due to volume decreases in our cold storage operations.  Also contributing approximately $1.0 million to the quarter’s sales was a change in the terms under which we do business with our distributors.  Modifications made to certain of our distributor relationships resulted in our recording the revenues and delivery expenses related to those distributors on a gross basis instead of a net basis.  This resulted in additional revenues and an equal amount of additional cost of sales.

Cost of sales (excluding depreciation) were $31.7 million in this year’s first quarter, compared to $28.5 million in the same period of 2004, an increase of $3.2 million.  The increase was primarily due to approximately $1.0 million of additional expenses related to acquisitions, $0.8 million in additional insurance expenses, primarily health insurance, and approximately $0.4 million of other net costs increases including higher fuel and bag costs offset by lower labor costs.   Also contributing to the change was an additional $1.0 million related to changes in distributor arrangements as mentioned previously.  The company has put initiatives in place related to health insurance and other insurance lines, which will make up a portion if not all of the first quarter insurance impact as compared with last year’s first quarter.

 Operating expenses for the quarter were $8.8 million compared to $8.3 million in last year’s first quarter.  This increase was primarily due to $0.3 million of non-cash stock based compensation.  The company adopted FAS 123 on January 1st of this year which requires the expensing of stock options.   Other items impacting the change included additional expenses related to the 2004 acquisitions, bad debt expenses of $0.2 million related to the Winn-Dixie bankruptcy and increased health insurance expenses.  These increases were partially offset by reduced labor costs.

As Bill mentioned, EBITDA for the quarter decreased $1.9 million from $0.6 million in 2004’s first quarter to negative $1.3 million in the current quarter.  For a reconciliation of EBITDA to Net Loss, please go to today’s press release on our website at www.reddyice.com.

Total depreciation and amortization expense, including depreciation related to cost of goods sold, increased by $0.6 million to $6.2 million as compared to the first quarter of last year.  The higher expense this year is due primarily to the effects of the 2004 acquisitions and capital expenditures offset by 2004 asset dispositions.

Interest expense increased by $2.6 million from last year’s first quarter.  This increase is primarily due to $2.7 million of non-cash interest expense associated with our new 10½% Senior Discount Notes, which were issued in late October 2004.

Regarding the balance sheet, cash and cash equivalents were $2.8 million as of March 31, 2005.  Our total debt, net of cash, was $453.5 million on March 31, 2005.  As of March 31, on a trailing 12 month basis, our ratio of EBITDA to net debt, on a pro forma basis excluding non-cash compensation, was under 4.5x at the operating company and approximately 5.8x at the holding company level.   Our pro forma cash interest coverage was approximately 3.2x at the operating company.   Due to the seasonality of the business, the company’s leverage position is at its maximum during the first and second calendar quarters as the company’s free cash is primarily generated during the third and fourth calendar quarters.

We continue to have ample liquidity.  At March 31, 2005, we had $22.7 million drawn on our revolver and had $2.9 million of available cash on hand for a total availability of $9.4 million.  As of last Friday, we had a balance of $23.0 million outstanding on our $35 million revolver and had approximately $6.3 million of availability, the difference being outstanding letters of credit of $5.7 million.

Capital expenditures in the first quarter were $5.7 million and dispositions of assets generated cash of $0.4 million.  Full year 2005 CAPEX is expected to be in the range of $17.5 million to $18.5 million which includes approximately $2.0 million of expenditures related to the implementation of mobile technology with our delivery personnel to create and record sales transactions.  In addition, we expect approximately $1.5 million to $2.5 million in dispositions of non-core and excess real estate for a net CAPEX expectation for the year of $15 to $17 million.

At this point let me turn the call back over to Bill for closing comments.

Bill Brick – Chairman and Chief Executive Officer:

Thanks Steve.

While the first quarter was within our expectation range and is the least impactful quarter of the year, we are focused on our shortfalls as compared with last year.  Specifically, as Steve mentioned, we have taken steps to recover a portion, if not all, of the insurance cost impacts experienced during the quarter.  Furthermore, we believe that we have maintained good cost control, driven by our management of labor and headcount, despite a challenging energy environment.

Due to the quiet period rules surrounding our proposed IPO, we are not able to provide revenue, EBITDA or Net Income guidance for 2005 or any other forward looking information at this time.  Once again, there will be no Question & Answer session today.

In closing, I would like to thank all of our employees for their hard work and dedication.

Thank you for joining us today and we look forward to speaking with you in the future.